EXHIBIT 10.11


        Exclusive Licensing Agreement, dated April 1, 1996, between Calbiochem-Novabiochem International and the Registrant



                     Exclusive Licensing Agreement
                                between
              Calbiochem-Novabiochem International (CNI)
                                  and
                              Paracelsian

                             1.  PREAMBLE

Subject matter of this agreement is the Assay for cdkl, components, improvements and equivalents, the patent(s) covering this assay and the know how and information on the manufacture, significance and performance of the assay, hereinafter referred to as "Documentation".

                             2.  RECITALS

a) Paracelsian having its principal office at 222 Langmuir Laboratories, Cornell Technology Park, Ithaca, NY 14850, represents and warrants that it has the right to license the rights in the patent applications and know how and information covering this technology and that it is not aware of any right that would inhibit any licensee of these rights to commercialize the ASSAY.

b) Calbiochem-Novabiochem International (hereinafter referred to as "CNI") a Delaware corporation having its principal place of business at 10394 Pacific Center Court, San Diego, California 92121 is desirous of obtaining an exclusive license for the commercial and scientific use of the ASSAY, and the sale and distribution of the ASSAY.

In consideration of the mutual benefits to be derived hereunder, Calbiochem Novabiochem International and Paracelsian agree as follows:

                            3.  DEFINITIONS

     "LICENSED PRODUCTS" shall mean the cdkl ASSAY and components to be used as a research test kit for determining cdk1 levels in cell o serum. Paracelsian reserves the right to market any assay not included as part of the LICENSEE PRODUCTS.

     "RESEARCH PRODUCT" shall mean any product not approved by the Federal Drug Administration.

     "AFFILIATE" shall mean any corporation or other business entity controlled by or in common control of the one of the parties. "Control" as used herein means the ownership directly or indirectly of fifty percent (50%) or the maximum interest permitted by local law of the voting stock of a corporation or a fifty percent (50%) or greater interest in the income of such corporation or other business entity or the ability otherwise of CNI or Paracelsian to secure that the affairs of such corporation or other business entity are managed in accordance with its wishes. CNI and Paracelsian shall include any and all of the AFFILIATES, unless otherwise provided.

     "NET SALES" shall mean actual billings of CNI on sales to third parties for LICENSED PRODUCTS less the following deductions, where applicable:

     (i) Discounts, allowed and taken, in amounts customary in the trade;
     (ii) Sales, excise value added and/or use taxes or duties imposed upon and with specific reference to particular sales-,
     (iii)Amounts allowed or credited on returns, rebates or retroactive price reductions; and
     (iv) Outbound transportation prepaid or allowed.

     "Exclusive License" shall mean that Paracelsian shall not issue a license to a third party for the LICENSED PRODUCTS for the same use as provided above.

                         4.  GRANT OF LICENSE

Paracelsian hereby grants to CNI on the terms and conditions hereinafter stated an exclusive world-wide license to make, have made, use, sell and have solid LICENSED PRODUCTS as RESEARCH PRODUCTS under any patents that may issue thereof reissues or extensions thereof, to use the ASSAY as well as the Documentations throughout the world for a cdk1 ASSAY and any know-how or components supplied by Paracelsian to be used as RESEARCH PRODUCTS. This license shall continue until five (5) years from the date of this agreement unless sooner terminated as herein provided and shall be prolonged automatically for another five years unless terminated in writing (Section 12). Paracelsian reserves the right to make and use the LICENSED PRODUCT for research and to market or license the rights to market any assay not included as part of the LICENSED PRODUCTS.

Each LICENSED PRODUCT sold shall include a statement that the product may only be used for purposes that do not require Federal Drug
Administration approval.

CNI Agrees to use its best efforts to bring LICENSED PRODUCTS to market and to promote sales thereof. Such efforts shall be at least equal to commercially reasonable efforts for promotion, sales and quality control and CNI's efforts for its other products.

                             5.  ROYALTIES

In consideration for the license granted in Section 4, CNI agrees to pay Paracelsian:

a) An initial license fee of five thousand dollars ($5,000) shall be paid upon execution of this Agreement.

b) A royalty of five percent (5%) on the first one million dollars ($1,000,000) of NET SALES of CNI or its Affiliates of a LICENSED PRODUCT and a royalty of ten percent (10%) on NET SALES over one million dollars ($1,000,000).

c) If CNI is required to take a license under an issued patent or other proprietary right in any country in order to market a LICENSED PRODUCT, CNI will pay a royalty rate that is reduced by 1/2 of the royalty rate of the other license, but in no event less than three percent (3%) on the NET SALES in that country.

d) It is understood that a LICENSED PRODUCT may be sold in a combination package, composite or kit containing other non-licensed products or items. In such event, NET SALES, for purposes of determining royalty payments on the combination package, shall be calculated by the following applicable method:

          (i) By multiplying the NET SALES of that combination package by the fraction A/B, where A is the price per unit, during the royalty paying period in question, of the LICENSED PRODUCTS when sold separately, and B is the price per unit, during the royalty paying period in question, of the combination package.

          (ii) In the event that no such separate sales are made of the LICENSED PRODUCTS during the royalty paying period in question, the price per unit from the most recent royalty paying period shall be used.

          (iii) NET SALES for the purposes of determining royalty payments shall be never be less than the formula (2 x C), where C is the standard fully absorbed cost to CNI of the LICENSED PRODUCTS, such costs being determined by using CNI's standard accounting procedures which shall be in accordance with the generally accepted practice.

e) Nothing contained herein shall obligate CNI to pay royalties more than once in respect of NET SALES of any LICENSED PRODUCTS or to pay a higher or multiple royalties for any reason, including whether the sales of any LICENSED PRODUCTS are covered by the CLAIMS of more than one patent owned or controlled by Licensor.

f) If Paracelsian shall, at any time during the term of this Agreement, grant to any other licensee a royalty that is lower than that contained herein, Paracelsian shall so notify CNI and CNI shall be entitled to have such more favorable royalty was granted.

                         6.  TERMS OF PAYMENT

Payment of the royalties shall be due no later than sixty (60) days after the close of each quarter fiscal year of CNI.

                              7.  RECORDS

CNI shall keep accurate records on books of account showing the quantities and NET SALES prices of the LICENSED PRODUCTS. Any certified or chartered public accountant authorized in writing by Paracelsian shall be given access to such records and books at all reasonable times. Within sixty (60) days after March 31, June 30, September 30 and December 31, CNI shall deliver to Licensor a true and accurate report stating for the preceding three (3) calendar months (a) NET SALES, (b) the royalties payable thereon and (c) the amount of any credit taken against royalties payable, if any, not otherwise taken in computing NET SALES. Except as otherwise provided, simultaneously with the delivery of each such report, CNI shall pay to Licensor the provided, simultaneously with the delivery of each such report, CNI shall pay to Licensor the amount, if any, due for the period of such report. If no payments are due, it shall be so reported.

All amounts payable hereunder by CNI shall be payable in United States funds; provided, however, that if any payment on account of NET SALES is received by CNI in a foreign currency, such amount shall be converted monthly to United States funds at the rate set internally by CNI's international finance department providing exchange rates for translation of end of the month balance sheets and following month income statements.

                            8.  SUBLICENSES

CNI shall retain control over the ASSAY in its possession and shall not give it or sublicense it to any third party or entity without prior specific written permission from Paracelsian.

                             9.  LIABILITY

Paracelsian's liability, in contract, tort or otherwise under or in relations to the agreement, shall be limited to the amount of monies actually received from CNI under this agreement. In no event shall Paracelsian be liable for any indirect or consequential losses (including, without limitation, loss of profits or use) CNI shall keep Paracelsian fully indemnified at all times against all liabilities, claims proceedings (whether civil or criminal), penalties, fines or other sanctions, judgments, suits, actions, losses, damages obligations, disbursements, costs and expenses which may at any time be incurred by or imposed against Paracelsian arising in connection with the manufacture, control possession, ownership, use, sale or other disposition by CNI of ASSAY.

CNI hereby agrees to indemnify, hold harmless and defend Paracelsian, its directors, officers, employees, agents and affiliates against any damages and legal expenses arising out of lawsuits or any other damage claim resulting from CNI's activities.

                  10.  REPRESENTATIONS AND WARRANTIES

Paracelsian represents and warrants that it has the right to license the rights in the patent applications and know how and information covering this technology and that it is not aware of any right that would inhibit any licensee of these rights to commercialize ASSAY. Paracelsian and CNI each represent and warrant to the other that they have the full power an authority to enter into this Agreement, and that entering into this Agreement will not contravene, conflict with or violate the terms of any law, rule, regulation, order or agreement by which the party may be bound.

                           11.  USE OF NAME

CNI shall use the name of Paracelsian in any advertising, packaging including customary technical literature and other promotional material in connection with the sale of Licensed Product pursuant to this Agreement.

                           12.  INFORMATION

Paracelsian agrees to provide CNI with technical information and scientific references as needed to market product and to answer customer's questions related to the product.

CNI agrees to provide Paracelsian with copies of any information that it receives regarding the efficacy, quality or reliability of the LICENSED PRODUCTS.

Both parties agree to keep any confidential information disclosed by either party confidential for at least two years past the termination of this agreement unless directed to release the information by a court of law or a lawful subpoena. Confidential Information shall include, but not be limited to, information relating to: financial information, manufacturing, research or testing methods, marketing and customer information, and Documentation and other information related to a cdk1 Assay. Confidential Information shall not include information that: 1) must be disclosed for the marketing or sale of a LICENSED PRODUCT: 2) was in the Recipient's possession before disclosure by the Disclosing party; 3) which is or becomes public through no wrongful action of the Receiving party; 4) is rightfully received by the Receiving party from another source without an obligation to the Disclosing party. Paracelsian specifically reserves the right to disclose information relating to: 1) the formation of a business relationship between the parties; 2) the total amount received in royalties under this Agreement; and 3) the efficacy, quality or reliability of any LICENSED PRODUCT.

                           13.  TERMINATION

If CNI fails to pay the royalties payable under the terms hereof, or violates or fails to keep or perform any other obligation, term or condition hereof, Paracelsian may at its option terminate this agreement by giving sixty (60) days written notice, sent by registered mail, return receipt requested, specifying the default complained of, provided, however, that if CNI shall within such sixty (60) days cure the default complained of, then the notice shall cease to be operative and this agreement shall continue in fall force and effect as though such default has not occurred. CNI may terminate this Agreement at any time upon sixty (60) days written notice to Licensor. Upon termination, CNI will destroy or return the MATERIALS back to Paracelsian. In such case, CNI shall, remain obligated for royalties on the NET SALES sold before the effective date of termination under this paragraph.

                          14.  MISCELLANEOUS

Parties to this Agreement recognize and agree that each is operating as an independent contractor and not as an agent of the, other. This Agreement shall not constitute a partnership or joint venture, and neither party may be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

All notices, payments, reports and the like required or permitted hereunder shall be deemed given when mailed by registered or certified mail, if to Paracelsian to:

     Paracelsian
     222 Langmuir Laboratories
     Cornell Technology Park
     Ithaca, New York 14850
     ATTN:     Keith A. Rhodes
               President and CEO

and if to CNI to:

     Calbiochem-Novabiochem International
     10394 Pacific Center Court
     San Diego, California 92121
     ATTN:     Dr. John T. Snow
               Vice President, New Business Development

or to such other person or by such other means as to which the parties may from time to time agree in writing.

The captions herein are for the convenience of the parties only.

This Agreement shall not be assignable by either party without prior written consent of the other party, except that each party may assign to an AFFILIATE or to a successor in ownership of all or substantially all of the business assets to which the Agreement pertains which successor shall expressly assume in writing performance of all the terms and conditions of this Agreement to be performed by the assigning party.

This Agreement contains the entire understandings of the parties and no amendment may be made hereto without the express written consent of each of the parties.

                  15.  ARBITRATION AND APPLICABLE LAW

This Agreement shall be construed under the substantive laws of the State of California, United States, without giving effect to choice of law or conflict of law principles. In the event of any dispute or controversy arising under this Agreement or the transactions contemplated herein, the parties mutually consent to the jurisdiction of the courts sitting in the State of California, United States.

                           16.  COUNTERPARTS

For convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written below.

Calbiochem-Novabiochem                  Paracelsian
International



/s/Stelios B. Papadoupoulos  3/25/96   /s/Keith A. Rhodes     4/1/96
Signature                    Date          Signature           Date

Stelios B. Papadopoulos                Keith A. Rhodes
Chairman and CEO                       President and CEO
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